Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-111713, as amended, 333-120414, 333-120415, 333-120416, 333-120417 and 333-120418) previously filed by Outdoor Channel Holdings, Inc. of our reports dated March 16, 2007 (which report on the consolidated financial statements expressed an unqualified opinion and included an explanatory paragraph regarding the Company’s adoption of Statement of Financial Accounting Standards No. 123 (Revised 2004) “Share-Based Payment”) with respect to our audits of the consolidated financial statements of Outdoor Channel Holdings, Inc. and subsidiaries as of December 31, 2006 and 2005 and for each of the years in the three-year period ended December 31, 2006 and the effectiveness of Outdoor Channel Holdings, Inc. and subsidiaries’ internal control over financial reporting and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in this Annual Report on Form 10-K for the year ended December 31, 2006.

/s/ J. H. COHN LLP
San Diego, California
March 26, 2007